EXHIBIT 99
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES STRONG 2007 FIRST QUARTER RESULTS
— Net Sales Soar 52 Percent on Higher Pricing —
— Operating Profit Jumps to $46.8 Million from $11.6 Million —
CLEVELAND, OH — May 3, 2007 — OM Group, Inc. (NYSE: OMG) today announced results for the first quarter of 2007. (Note: On March 1, 2007, the company announced that it had completed the sale of its Nickel business to Norilsk Nickel for $408 million in cash, on a debt-free/cash-free basis, plus a net working capital adjustment. Therefore, the company’s results for 2007 and 2006 reflect the Nickel business as a discontinued operation. The company’s continuing operations include its Specialties business, ongoing corporate expenses and other income/expenses of the company’s continuing operations. On February 5, 2007, the company announced that it had called for redemption all $400 million of its outstanding 9.25% Senior Subordinated Notes due 2011. The Notes were redeemed at a premium on March 7, 2007. Interest expense related to the Notes, and a special charge of $21.7 million related to the redemption, is classified in continuing operations.)
“I am pleased to report that, in the first quarter of 2007, we continued to achieve strong financial results through, among other things, favorable pricing and continued strong customer demand across our product lines ,” said Joseph M. Scaminace, chairman and chief executive officer. “While certain special charges recorded below the operating profit line negatively impacted our earnings for the quarter, we remain confident that our transformational strategy is taking root and that the company is clearly headed in the right direction.”
Net sales for the three months ended March 31, 2007 were $216.2 million, compared to net sales of $142.4 million reported in the corresponding three-month period of 2006. This 52 percent increase was primarily due to higher product selling prices resulting from higher cobalt prices, as well as higher sales volumes. In the first quarter of 2007, the average price of cobalt was $25.82 per pound, compared to $12.43 per pound in the first quarter of 2006.
Gross profit increased to $72.2 million in the first quarter of 2007, compared to $34.2 million in the first quarter of 2006. Operating profit in the first quarter of 2007 was $46.8 million, up significantly over 2006’s operating profit of $11.6 million. These sharp increases were due primarily to higher cobalt prices, improved results at the Company’s joint venture smelter in the Democratic Republic of Congo and increased sales volumes.
Loss from continuing operations was $18.5 million, or $0.63 per diluted share, compared to income from continuing operations of $2.7 million, or $0.09 per share in the 2006 period. The loss in 2007 includes a special charge included in other expense of $21.7 million ($14.1 million after tax) related to the Note redemption, and income tax expense of $38.8 million related to repatriation of cash from overseas primarily as a result of the proceeds from the sale of the Nickel business. Together, these two items negatively impacted income from continuing operations in the 2007 first quarter by $1.77 per diluted share.
Income from discontinued operations was $133.3 million in the 2007 first quarter, compared to $15.1 million a year ago. The amount in 2007 includes the results of the Nickel business up to the sale on March 1, 2007 of $61.0 million, and a gain on the sale of the Nickel business of $72.3 million.

Net income increased to $114.8 million, or $3.85 per diluted share, for the first quarter of 2007, up significantly from last year’s first quarter net income of $18.2 million, or $0.62 per diluted share.
Selling, general and administrative (“SG&A”) expenses rose slightly in the first quarter of 2007 to $25.4 million, compared to $22.6 million in the first quarter of 2006. These amounts include Corporate expenses for the first quarter of 2007 of $8.4 million, compared to $8.1 million a year ago. The $2.8 million increase in SG&A is primarily due to increased selling expenses as a result of higher net sales. The cash balance at March 31, 2007 was $326.8 million.
OUTLOOK
Based on the current market conditions and anticipated customer demand, coupled with raw material projections, the company fully expects to continue to build upon its strong start throughout 2007.
“Furthermore, with the proceeds from the sale of our Nickel business and our continued cash generation from continuing operations, we believe we are uniquely positioned to execute our transformational strategy at an accelerated rate,” said Scaminace. The company has previously stated its intent to grow through strategic acquisitions and continued product development.
At the end of the third quarter of 2006, the company indicated that it would suspend its past practice of offering earnings guidance. The company believes that significant metal price volatility makes the practice increasingly less meaningful to current or prospective shareholders who use the company’s expectations to form a view of future performance.
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to http://www.omgi.com/investorrelations/webcasts.htm. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
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For more information, contact: Greg Griffith, vice president, strategic planning, development and investor relations, at +1-216-263-7455
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the direction and pace of our strategic transformation, including our use of proceeds from the sale of our Nickel business on March 1, 2007 and identification of potential acquisitions; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$326,823	$282,288
Accounts receivable, less allowances	110,217	82,931
Inventories	245,906	216,492
Receivable from Norilsk Nickel	84,997	—
Other current assets	47,525	30,648
Assets of discontinued operations	—	597,682

Total current assets	815,468	1,210,041

Property, plant and equipment, net	207,174	210,953
Goodwill	137,774	137,543
Notes receivable from joint venture partner, less allowances	24,179	24,179
Other non-current assets	28,313	35,508

Total assets	$1,212,908	$1,618,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$485	$493
Debt to be redeemed	—	402,520
Accounts payable	124,407	90,768
Accrued income taxes	62,666	17,497
Accrued employee costs	19,084	28,806
Other current liabilities	41,067	42,057
Liabilities of discontinued operations	—	167,148

Total current liabilities	247,709	749,289

Long-term debt	1,204	1,224
Deferred income taxes	3,989	4,118
Minority interests	43,868	43,286
Other non-current liabilities	40,036	38,228

Total stockholders’ equity	876,102	782,079

Total liabilities and stockholders’ equity	$1,212,908	$1,618,224

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended March 31,
(In thousands, except per share data)	2007	2006
Net sales	$216,196	$142,447
Cost of products sold	143,952	108,293

Gross profit	72,244	34,154
Selling, general and administrative expenses	25,432	22,573

Income from operations	46,812	11,581
Other income (expense):
Interest expense	(7,105)	(9,742)
Loss on redemption of Notes	(21,733)	—
Foreign exchange gain	468	662
Other income, net	4,952	1,362

	(23,418)	(7,718)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	23,394	3,863
Income tax expense	(39,974)	(1,722)
Minority interest share of (income) loss	(1,961)	603

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(18,541)	2,744
Discontinued operations
Income from discontinued operations, net of tax	61,019	15,142
Gain on sale of discontinued operations, net of tax	72,289	—

Total income from discontinued operations, net of tax	133,308	15,142
Income before cumulative effect of change in accounting principle	114,767	17,886
Cumulative effect of change in accounting principle	—	287

Net income	$114,767	$18,173

Net income (loss) per common share — basic:
Continuing operations	$(0.63)	$0.09
Discontinued operations	4.48	0.52
Cumulative effect of change in accounting principle	—	0.01

Net income	$3.85	$0.62

Net income (loss) per common share — assuming dilution:
Continuing operations	$(0.63)	$0.09
Discontinued operations	4.48	0.52
Cumulative effect of change in accounting principle	—	0.01

Net income	$3.85	$0.62

Weighted average shares outstanding
Basic	29,771	29,312
Assuming dilution	29,771	29,334

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Three Months Ended March 31,
(In thousands)	2007	2006
Operating activities
Net income	$114,767	$18,173
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(61,019)	(15,142)
Gain on sale of discontinued operations	(72,289)	—
Income from cumulative effect of change in accounting principle	—	(287)
Loss on redemption of Notes	21,733	—
Depreciation and amortization	8,065	7,870
Other non-cash items	(3,074)	(7,779)
Changes in operating assets and liabilities
Accounts receivable	(27,413)	4,895
Inventories	(29,414)	7,036
Accounts payable	33,638	5,247
Other, net	20,160	8,417

Net cash provided by operating activities	5,154	28,430

Investing activities
Expenditures for property, plant and equipment	(3,660)	(2,058)
Proceeds from the sale of the Nickel business	411,142	—
Other investing activities	2,309	(8,546)

Net cash provided by (used for) investing activities	409,791	(10,604)

Financing activities
Payments of long-term debt	(400,000)	(1,438)
Premium for redemption of Notes	(18,500)	—
Distribution to joint venture partners	(1,350)	—
Proceeds from exercise of stock options	248	167

Net cash used for financing activities	(419,602)	(1,271)

Effect of exchange rate changes on cash	1,109	896

Cash and cash equivalents
Increase (decrease) from continuing operations	(3,548)	17,451
Discontinued operations — net cash provided by operating activities	49,623	22,347
Discontinued operations — net cash used for investing activities	(1,540)	(1,596)
Balance at the beginning of the period	282,288	114,618

Balance at the end of the period	$326,823	$152,820

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended March 31,
(In thousands)	2007	2006

Net Sales
Specialties	$216,196	$142,447

Income (loss) from operations
Specialties	$55,163	$19,654
Corporate	(8,351)	(8,073)

	$46,812	$11,581

Reconciliation of GAAP to Non-GAAP Financial Measure
Amounts in thousands except per share data

	Three months ended March 31,
	2007		2006
	$	EPS	$	EPS

Net income — as reported	$114,767	$3.85	$18,173	$0.62

Less:
Total Income from Discontinued operations, net of tax	133,308	4.48	15,142	0.52
Cumulative effect of change in accounting principle			287	0.01

Income (loss) from continuing operations before cumulative effect of change in accounting principle — as reported	$(18,541)	(0.63)	$2,744	0.09

Special items:
Loss on redemption of Notes	21,733	0.73
Tax benefit related to redemption of Notes	(7,607)	(0.26)
Tax expense related to repatriation of foreign cash	38,789	1.30

Income from continuing operations before cumulative effect of change in accounting principle — as adjusted for special items	$34,374	$1.14	$2,744	$0.09

Use of Non-GAAP Financial Information:
“Income from continuing operations before cumulative effect of change in accounting principle — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for the first quarter of 2007. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income and income from continuing operations before cumulative effect of change in accounting principle), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during the 2007 first quarter and of the comparability of the 2007 first quarter results to the results of prior periods.